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                                                               Exhibit 23.2



                     CONSENT OF INDEPENDENT ACCOUNTANTS



            We consent to the inclusion in this registration statement on Form S-8 of our report, which includes an explanatory paragraph on the change in practice of reporting certain majority-owned subsidiaries from a fiscal year ending November 30 to a calendar year ending December 31 and the change in method of accounting for other postemployment benefits, dated February 21, 1996, on our audits of the financial statements of Pharmacia & Upjohn, Inc. and subsidiaries as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994, and 1993.


/s/ COOPERS & LYBRAND, L.L.P.       /s/ KPMG PEAT MARWICK, LLP



Chicago, Illinois
April 26, 1996